Exhibit 99.7
EXCHANGE OFFER
for
All American Depositary Shares
of
ABN AMRO
Pursuant to the Offer Document/Prospectus, dated August 6, 2007 by
BARCLAYS

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK
CITY TIME, ON OCTOBER 4, 2007, UNLESS THE U.S. OFFER IS EXTENDED.
August 7, 2007
     To Our Clients:
     Enclosed for your consideration are an offer document/prospectus, dated August 6, 2007 (the “Offer Document/Prospectus”), the related ADS letter of transmittal and a notice of guaranteed delivery in connection with the offer by Barclays, a public limited company organized under the laws of England, to exchange each American depositary share (“ADS”) of ABN AMRO, a public limited company organized under the laws of The Netherlands, for 0.5325 Barclays ADSs (each Barclays ADS representing four Barclays ordinary shares) and an amount in cash in U.S. dollars equal to €13.15, on the terms and subject to the conditions set forth in the Offer Document/Prospectus, the related ADS letter of transmittal and notice of guaranteed delivery.
     Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer Document/Prospectus.
     We are (and our nominee is) the holder of record of ABN AMRO ADSs held by us for your account. A tender of such ABN AMRO ADSs can be made only by us and pursuant to your instructions. The ADS letter of transmittal is furnished to you for your information only and cannot be used to tender ABN AMRO ADSs held by us for your account.
     We request instructions as to whether you wish to tender any of or all the ABN AMRO ADSs held by us for your account, pursuant to the terms and conditions set forth in the Offer Document/Prospectus.
     1. The exchange offer is to exchange each ABN AMRO ADS for 0.5325 Barclays ADSs (each Barclays ADS representing four Barclays ordinary shares) and an amount in cash in U.S. dollars equal to €13.15, on the terms and subject to the conditions set forth in the Offer Document/Prospectus. Barclays is concurrently offering to exchange each ABN AMRO ordinary share for 2.13 Barclays ordinary shares and €13.15 in cash, on the terms and subject to the conditions set forth in the Offer Document/Prospectus.
     The exchange offer contains a mix and match election feature, whereby holders of ABN AMRO ADSs may elect to receive for each of their tendered ABN AMRO ADS, in lieu of the standard entitlement, additional Barclays ADSs or additional cash, based on a fixed rate of €47.48 for each Barclays ADS. The mix and match election feature is also open to holders of ABN AMRO ordinary shares. The mix and match elections are subject to proration and allocation adjustments that will ensure that, in the aggregate, approximately 63% of the ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) tendered in the exchange offer will be exchanged for Barclays ordinary shares (including Barclays ordinary shares underlying Barclays ADSs) and approximately 37% will be exchanged for cash. Holders of ABN AMRO ordinary shares and holders of ABN AMRO ADSs will form part of the same consideration pool for purposes of these proration and allocation adjustments.

     Holders are not required to make any election or to make the same election for all of the ABN AMRO ADSs that they tender. Tendering holders who wish to make a mix and match election may do so by instructing us, as the holder of record of your ABN AMRO ADSs, to do so. Tendering holders who do not make a proper and timely election prior will receive the standard entitlement. Holders who make a mix and match election will not be informed of the exact number of Barclays ADSs or the amount of cash they will receive until settlement of the consideration under the exchange offer.
     2. The exchange offer is being made for all outstanding ABN AMRO ADSs (in addition to being made for all outstanding ABN AMRO ordinary shares). Barclays will, upon the terms and subject to the conditions of the exchange offer, exchange the ABN AMRO ADSs validly tendered and not withdrawn before the expiration date of the exchange offer. The term “expiration date” means 9:00 a.m., New York City time, on October 4, 2007, or, if the exchange offer is extended, the latest time and date at which the exchange offer, as so extended by Barclays, will expire.
     3. Barclays obligation to accept ABN AMRO ADSs in the exchange offer is subject to a number conditions, including the condition that securities representing at least 80% of the outstanding ABN AMRO ordinary shares (including those represented by ABN AMRO ADSs) are validly tendered and not properly withdrawn in the exchange offer or are otherwise held by Barclays (the “minimum acceptance condition”). The minimum acceptance condition and other conditions may be waived by Barclays subject to the procedures described in the Offer Document/Prospectus.
     4. The U.S. offer and withdrawal rights will expire at 9:00 a.m., New York City time, on October 4, 2007, unless the expiration date is extended.
     5. Exchange of ABN AMRO ADSs tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the ADS exchange agent of (a) certificates evidencing the tendered ABN AMRO ADSs or a timely book-entry confirmation of a book-entry transfer of such ABN AMRO ADSs into the ADS exchange agent’s account at the Depository Trust Company pursuant to the procedures set forth in the ADS letter of transmittal, (b) a properly completed and duly executed ADS letter of transmittal (or facsimile thereof with an original manual signature), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer (as defined in the ADS letter of transmittal), and (c) any other documents required by the ADS letter of transmittal.
     6. Barclays will be deemed to have accepted for exchange all validly tendered and not withdrawn ABN AMRO ADSs on the expiration date subject only to the satisfaction of the minimum acceptance condition and the other conditions described in the Offer Document/Prospectus. If the conditions are not satisfied, Barclays will promptly return all tendered ABN AMRO ADSs without acquiring them.
     7. In the event that Barclays announces that the exchange offer is declared unconditional, holders of ABN AMRO ADSs who have tendered and delivered their ABN AMRO ADSs to the ADS Exchange Agent will receive Barclays ADSs and cash as soon as practicable after the Barclays ordinary shares which the Barclays ADSs will represent have been delivered to the custodian of The Bank of New York as depositary for the Barclays ADR facility. For further information, see “The Exchange Offer — Settlement and Delivery of Securities” in the Offer Document/Prospectus.
     8. ABN AMRO ADS holders who fail to complete and sign the Substitute Form W-9 may be subject to U.S. federal income tax backup withholding at a rate of 28%. See Instruction 16 of the ADS letter of transmittal.
     If you wish to have us tender any of or all of the ABN AMRO ADSs held by us for your account or to make a mix and match election with respect to such ABN AMRO ADSs, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize tender of your ABN AMRO ADSs, all such ABN AMRO ADSs will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender ABN AMRO ADSs on your behalf prior to the expiration of the exchange offer.
     The Offer Document/Prospectus is being sent to holders of ABN AMRO ordinary shares located in the United States and Canada and holders of ABN AMRO ADSs located in every Offer Jurisdiction (as defined below) to effect the exchange offer. Separate offering documentation is being made available to holders of ABN AMRO

 2

ordinary shares located in Offer Jurisdictions other than the United States and Canada. The distribution of the U.S. Offer Document/Propsectus and any other documentation regarding the exchange offer may, in some jurisdictions, be restricted by law. Offering documentation regarding the exchange offer may not be distributed, directly or indirectly, in or into any jurisdiction other than The Netherlands, the United Kingdom, the United States, Austria, Belgium, Canada, France, Germany, Ireland, Luxembourg, Norway, Singapore, Spain and Switzerland, and any other jurisdictions in which Barclays determines that it may lawfully distribute offering documentation regarding the exchange offer in accordance with local law (together the ‘‘Offer Jurisdictions’’). However, acceptances by holders of ABN AMRO ordinary shares or ABN AMRO ADSs not resident in the Offer Jurisdictions will be accepted by Barclays if such acceptance complies with the acceptance procedure and requirements set out in this document (see ‘‘The Exchange Offer — Procedure for Tendering and Electing’’). Any holder of ABN AMRO ordinary shares or ABN AMRO ADSs who is in any doubt as to its position should consult an appropriate professional advisor without delay.
     An envelope in which to return your instructions to us is enclosed.

 3

INSTRUCTIONS WITH RESPECT TO THE
EXCHANGE OFFER
for
All American Depositary Shares
of
ABN AMRO
Pursuant to the Offer Document/Prospectus, dated August 6, 2007 by
BARCLAYS
     The undersigned acknowledge(s) receipt of your letter enclosing the Offer Document/Prospectus, dated August 6, 2007 (the “Offer Document/Prospectus”), and the related ADS letter of transmittal, pursuant to an offer by Barclays to acquire all the issued and outstanding ABN AMRO ADSs, upon the terms and subject to the conditions in the Offer Document/Prospectus and the related ADS letter of transmittal.
     This will instruct you to tender the number of ABN AMRO ADSs indicated below (or, if no number is indicated below, all ABN AMRO ADSs) that are held by you for the account of the undersigned and, if applicable, to make a mix and match election with respect to my tendered ABN AMRO ADSs, on the terms and subject to the conditions set forth in the Offer Document/Prospectus and in the related ADS letter of transmittal.
     The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any ABN AMRO ADSs submitted on my behalf to the ADS exchange agent will be determined by Barclays (which may delegate power in whole or in part to the ADS exchange agent) and such determination shall be final and binding.
Number of ABN AMRO ADSs to be Tendered*
_____________________________________
Dated: ________________ , 2007
Mix and Match Election: (Complete only if you would like to exercise the mix and match election)

Enter the number of ABN AMRO ADSs for which you would like to make a mix and match election.	1

Enter the number of ABN AMRO ADSs for which you would like to elect to receive only Barclays ADSs.	2A

Enter the number of ABN AMRO ADSs for which you would like to elect to receive only cash.	2B

Note: The sum of the number in Box 2A and the number in Box 2B must equal the number in Box 1.

SIGN HERE

Signature(s)

Please Print

Address

Area Code and Telephone

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all ABN AMRO ADSs held by us for your account.
PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.

 2